Exhibit 8.2

[LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL LLP]

March 25, 2004

Board of Directors
Internet Photonics, Inc.
1030 Broad Street, Suite 200
Shrewsbury, New Jersey 07702-4330

Ladies and Gentlemen:

     We have acted as counsel to Internet Photonics, Inc. (“Internet Photonics”), a Delaware corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of February 18, 2004, as amended March 17, 2004 (the “Merger Agreement”), among Internet Photonics, the Principal Officers and CIENA Corporation (“CIENA”), a Delaware corporation, and (ii) the preparation and filing of the Registration Statement on Form S-4 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (“Securities Act”), on March 25, 2004 (the “Registration Statement”), which includes the Information Statement/Prospectus of CIENA (the “Information Statement/Prospectus”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

     In connection with this opinion, we have examined the Merger Agreement, the Information Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the accuracy of representations made (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith), (iii) that any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification and (iv) that the Merger will be consummated in the manner described in the Merger Agreement and the Information Statement/Prospectus in accordance with applicable state law as a statutory merger.

     Subject to the assumptions set forth above and the assumptions and qualifications set forth in the discussion in the Information Statement/Prospectus under the heading “U.S. Federal Income Tax Consequences” (the “Discussion”), we hereby confirm that the Discussion, to the extent that it purports to describe provisions of U.S. federal income tax law or legal conclusions with respect thereto, is correct in all material respects as of the date hereof. We express no opinion as to whether the Discussion addresses all of the U.S. federal income tax consequences of the Merger. In addition, we express no opinion as to the U.S. federal, state, local, foreign or other tax consequences of the Merger, other than as set forth herein. Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service (the “IRS”) or, if challenged, by a court. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

     In rendering our opinion, we have considered the applicable provisions of the Tax Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein, which becomes untrue or incorrect.

     This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Information Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the headings “SUMMARY — U.S. Federal Income Tax Consequences”, “THE MERGER — U. S. Federal Income Tax Consequences”, and “OTHER MATTERS — Legal Matters” in the Information Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SONNENSCHEIN NATH & ROSENTHAL LLP

Sonnenschein Nath & Rosenthal LLP